1
Fairness Analysis
Presentation to the Independent Valuation Committee of the
Board of Directors of Kansas City Life Insurance Company
October 30, 2015
The information contained herein is of a confidential nature and is intended for the exclusive use of the persons or firm to whom it is furnished by us.
Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Duff & Phelps, LLC.
CONFIDENTIAL

Transaction Analysis
The Proposed Transaction
▪ Duff & Phelps’ understanding of the “Proposed Transaction” is as follows:
– The Company intends, subject to approval of its shareholders, to effect a 1-for-250 reverse stock split of its common stock. Shareholders that would otherwise receive less than one full share of common stock would in lieu of receiving a fractional share would receive $52.50 in cash (the “Per Share
 Consideration”).
– Following the reverse stock split, the Company would affect a 250-for-1 forward stock split, returning its outstanding shares to their original pre-split state.
 The Company estimates that it will cancel approximately 573,520 shares of its common stock in the Proposed Transaction, or approximately 5.4% of the shares of common stock outstanding as of the date hereof, for an aggregate cost of approximately $30,109,778.
– Following the Proposed Transaction, the Company would suspend the registration of its common stock under Section 12(b) of the Securities Exchange
 Act of 1934, as amended, and would terminate the listing of its common stock on the NASDAQ Capital Market LLC.
▪ The ratios to be used for the reverse and forward stock splits were determined by the Board of Directors and the amount of the Per Share Consideration was determined by the Board of Directors based upon the recommendation of the Independent Valuation Committee. Shareholders whose shares are cancelled and converted into the right to receive the Per Share Consideration are referred to herein as the “Cashed-out Shareholders”.
The Engagement
▪ The Independent Valuation Committee has engaged Duff & Phelps to serve as an independent valuation advisor to the Independent Valuation
 Committee (solely in its capacity as such) to provide an opinion (the “Opinion”) as to the fairness, from a financial point of view, to: (i) the Cashed-out
 Shareholders of the Per Share Consideration to be received by such holders in the Proposed Transaction; (ii) the Company (including its continuing shareholders) of the Per Share Consideration to be paid by the Company to the Cashed-out Shareholders in the Proposed Transaction; and (iii) the
 public shareholders of the Company (other than R. Philip Bixby, Walter E. Bixby, Nancy B. Hudson and their respective affiliates) who will remain shareholders after the Proposed Transaction of the Per Share Consideration to be paid by the Company to the Cashed-out Shareholders in the Proposed
 Transaction (without giving effect to any impact of the Proposed Transaction on any particular shareholder other than in its capacity as a shareholder).
CONFIDENTIAL

No.	Company Name	Transaction Type	Date Announced	Market Cap at Announcement ($mil)	Fractional Share Price	Common Stock Price Before Announcement (1)	% Difference from Previous Day	% Dilution (2)	Common Stock Price After Announcement	% Difference After Announcement	Shares Purchased as a % of Shares Outstanding	Fractional Shares (thousands)	Transaction Value ($mil)(1)	1 year Stock Price % Change	Price Before Announcement as a % of 52-week high	Average Daily Trading Volume (thousands)(2)	Shares Outstanding (thousands)	Control Group with greater than 20 %	State of Incorporation
1	Monarch Cement Co.	Reverse Stock Split	8/8/14	$104.7	$30.00	$26.41	13.6%	0.35%	$26.40	(0.0%)	2.5%	98.6	$3.0	12.4%	96.7%	1.33	3,963.92	-	Kansas
2	DGT Holdings Corp.	Reverse Stock Split	12/14/12	$46.5	$13.50	$11.66	15.8%	1.54%	$12.00	2.9%	9.0%	350.0	$4.7	16.6%	88.6%	6.44	3,879.00	59%	New York
3	EDCI Holdings, Inc. (3)	Reverse Stock Split	7/22/10	$27.0	$5.00	$4.02	24.4%	1.65%	$4.73	17.7%	6.2%	420.0	$2.1	(29.2%)	62.3%	24.56	6,730.00	-	Delaware
4	MAXXAM Inc. (3)	Reverse Stock Split	8/19/09	$40.6	$11.00	$8.90	23.6%	0.87%	$8.90	–	3.5%	160.0	$1.8	(56.0%)	44.5%	0.02	4,559.64	64%	Delaware
5	Peoples Bancorp (3)	Reverse Stock Split	12/28/07	$44.2	$16.75	$14.20	17.9%	1.54%	$14.23	0.2%	7.8%	243.0	$4.1	(26.2%)	70.0%	2.52	3,104.99	-	Ohio
6	PSB Group, Inc.	Cash Out Merger	5/24/07	$58.3	$21.00	$15.15	38.6%	1.57%	$18.50	22.1%	4.8%	148.1	$3.1	(9.8%)	79.7%	2.04	3,068.55	-	Michigan
7	Monarch Community Bancorp Inc.	Cash Out Merger	2/16/07	$31.6	$13.50	$10.60	27.4%	1.44%	$12.15	14.6%	5.7%	147.0	$2.0	(10.2%)	81.5%	0.97	2,599.50	36%	Maryland
8	Mestek Inc. (3)	Reverse Stock Split	3/31/06	$109.8	$15.24	$12.51	21.8%	1.72%	$12.58	0.6%	7.2%	632.1	$9.6	(44.5%)	47.0%	5.41	8,732.13	40%	Pennsylvania
9	County Bank Corp.	Reverse Stock Split	10/7/05	$60.0	$55.00	$53.70	2.4%	0.12%	$53.70	–	4.7%	52.8	$2.9	1.3%	92.6%	0.88	1,118.32	-	Michigan
10	Iowa First Bancshares Corp.	Reverse Stock Split	7/22/05	$47.7	$38.00	$34.25	10.9%	0.54%	$34.50	0.7%	4.7%	65.2	$2.5	10.0%	84.6%	1.17	1,382.67	-	Iowa
11	First Citizens Bancorp., Inc.	Cash Out Merger	9/13/05	$539.3	$735.00	$590.00	24.6%	1.24%	$675.00	14.4%	4.8%	43.4	$31.9	16.4%	97.5%	0.11	898.91	66%	South Carolina
12	Illini Corporation	Cash Out Merger	8/23/05	$21.2	$40.50	$39.05	3.7%	0.34%	$39.25	0.5%	8.4%	45.6	$1.8	14.0%	99.5%	1.09	541.00	-	Illinois
13	Guaranty Bancshares, Inc.	Cash Out Merger	6/7/05	$53.6	$24.00	$19.35	24.0%	0.55%	$22.50	16.3%	2.2%	61.7	$1.5	1.8%	75.9%	2.70	2,825.00	33%	Texas
14	Home Loan Financial Corp. (3)	Reverse Stock Split	5/18/05	$26.8	$20.75	$15.87	30.8%	2.17%	$18.77	18.3%	6.4%	109.0	$2.3	(17.9%)	72.7%	1.55	1,699.91	-	Ohio
15	BF Enterprises Inc.	Reverse Stock Split	3/31/05	$30.1	$8.95	$7.50	19.3%	1.61%	$8.50	13.3%	8.7%	304.5	$2.7	(14.8%)	85.1%	1.81	3,482.33	55%	Delaware
16	UCT Corporation	Reverse Stock Split	3/11/05	$66.0	$29.00	$24.99	16.0%	1.05%	$23.90	(4.4%)	5.9%	160.0	$4.6	(28.6%)	76.3%	0.10	2,700.00	26%	New York
17	ASB Financial Corp. (3)	Reverse Stock Split	2/28/05	$35.8	$23.00	$20.27	13.5%	0.70%	$21.76	7.4%	5.0%	86.3	$2.0	(19.0%)	69.3%	0.77	1,715.86	-	Ohio
18	Bank First National Corporation	Cash Out Merger	2/25/05	$105.8	$19.60	$15.25	28.5%	0.45%	$15.25	–	1.5%	106.5	$2.1	–	93.8%	2.54	6,937.27	-	Wisconsin
	Average			$80.5			19.8%	1.08%		6.9%	5.5%		$4.7	(10.2%)	78.8%	3.11			
	Median			$47.1			20.6%	1.14%		1.8%	5.3%		$2.6	(10.0%)	80.6%	1.44			

(1) Based upon last observed trading price
(2) % Dilution = [(Fractional Share Price - Common Stock Price Before Announcement) X Fractional Shares] / (Market Capitalization at Announcement - Transaction Value)
(3) Traded on national exchange prior to transaction
(4) Shares outstanding per Company management
Source: Capital IQ and Company Filings

DUFF&PHELPS

Transaction Analysis
Selected “Go-Dark” Transactions Analysis
▪ Duff & Phelps reviewed 48 “go-dark” transactions by means a reverse/forward stock split or cash out merger.
▪ Of the 48 transactions reviewed, the list was further refined to 18 transactions by excluding (i) companies with market capitalizations under $20.0 million
 (ii) the cash-out of greater than 10% of the company’s total shares outstanding and (iii) transactions values less than $1.0 million.
▪ Following is a summary of 18 transactions described in the previous bullet including the percentage of shares cashed-out, percentage dilution associated with the total dollar amount of premium paid and the percentage premium paid per share for the transactions.
▪ Duff & Phelps relied on the reported acquisition price paid by these companies in connection with the comparable transactions and compared that price to the most recently reported trading prices for the same shares to determine a difference in price (i.e., premium or discount). Duff & Phelps did not consider the trading history or fundamental value of the stock for the transactions reviewed other than the last recorded trading price (for purposes of comparison to the acquisition price paid to the selected transactions).
CONFIDENTIAL

Dilution Calculation

	Values
Total Shares Outstanding	10,594,225
Stock Price	$44.82
Market Capitalization	$474,833,165
Assumptions	
% Cashed Out	5.41%
Cash-Out Price	$52.50
% Premium	*17.1%*
Transaction Value	$30,109,778
Premium $'s per share	$7.68
Premium $'s	$4,404,630
Dilution Factor	**0.99%**

Dilution Sensitivity

		% Cashed Out				
	[illegible]	**4.5%**	**5.0%**	**5.5%**	**6.0%**	**6.5%**
Cash-Out Price	**$47.50**	0.28%	0.32%	0.35%	0.38%	0.42%
	$50.00	0.55%	0.61%	0.68%	0.74%	0.81%
	$52.50	0.81%	0.91%	1.01%	1.11%	1.21%
	$55.00	1.08%	1.21%	1.34%	1.47%	1.60%
	$57.50	1.35%	1.51%	1.67%	1.84%	2.01%

DUFF & PHELPS

Transaction Analysis
KCLI Illustrative Dilution Example
▪ Following is a summary of the dilution associated with an illustrative transaction. In this illustrative transaction, the Per Share Consideration for fractional shares is assumed to be $52.50 with 573,520 shares being cash out, representing approximately 5.4% of total shares outstanding. The resulting dilution is 0.99%.
▪ Duff & Phelps also reviewed a sensitivity of the dilution based on the Per Share Consideration for fractional shares and the percentage of shares outstanding being cashed out.
CONFIDENTIAL